Ex. 10.31

AMENDMENT NUMBER TWO

TO THE ASSURANT DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the Assurant Deferred Compensation Plan, as amended and restated effective as of January 1, 2008 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of December 3, 2013.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Article 10.2 of the Plan, the Committee has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan;

WHEREAS, the Committee wishes to amend the Plan, effective as of December 3, 2013, to clarify that the Committee serves as the Administrator of the Plan and to amend the definition of Company to grant the Committee the power to approval adoption of this Plan by any affiliate of the Sponsor; and

WHEREAS, the Committee has determined that this amendment to the Plan will not significantly increase the liabilities of the Plan;

NOW THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of December 3, 2013, a new Article 1.2 is added to the Plan to read in its entirety as follows:

“1.2 “Administrator” shall mean the Benefit Plans Committee.”

2.

Effective as of December 3, 2013, Article 1.11 is hereby amended in its entirety as follows:

“1.11 “Company” shall mean the Sponsor and any affiliate of the Sponsor that adopts this Plan with the approval of the Administrator, and any successor to all or substantially all of the Company’s assets or business.”

* * * * * * * * *

Except as amended here, the Plan will continue in full force and effect.

Ex. 10.31

IN WITNESS WHEREOF, the undersigned executes this Amendment on the date set forth below.

ASSURANT, INC. BENEFIT PLANS COMMITTEE

Date: December 3, 2013	By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Member, Assurant, Inc. Benefit Plans Committee
Senior Vice President, Compensation, Benefits and Shared Services